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                            [FORM OF OPINION OF BINGHAM MCCUTCHEN LLP]


            , 2009
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Pioneer Small and Mid Cap Growth Fund
60 State Street
Boston, Massachusetts  02109

Pioneer Oak Ridge Small Cap Growth Fund
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement
and Plan of Reorganization (the "Agreement"), dated as of             , 2009,
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by and between Pioneer Series Trust I, a Delaware statutory trust (the
"Acquiring Trust"), on behalf of Pioneer Oak Ridge Small Cap Growth Fund, a
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series thereof (the "Acquiring Fund"), and Pioneer Series Trust II, a Delaware
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statutory trust (the "Acquired Trust"), on behalf of Pioneer Small and Mid Cap
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Growth Fund, a series thereof (the "Acquired Fund").  All capitalized terms
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not otherwise defined herein have the meanings ascribed to them in the
Agreement. The Agreement contemplates the acquisition of all of the assets of the Acquired Fund by the Acquiring Fund in exchange for (a) the assumption
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by the Acquiring Fund of the liabilities of the Acquired Fund and (b) the
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issuance and delivery by the Acquiring Fund to the Acquired Fund, for distribution, in accordance with paragraph 1.4 of the Agreement, pro rata to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares and in complete liquidation of the Acquired Fund, of a number of Acquiring Fund Shares having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of the Acquired Fund so transferred to the Acquiring Fund (the "Transaction").
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In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement and related documents (collectively, the "Transaction Documents").
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In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

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Pioneer Small and Mid Cap Growth Fund
Pioneer Oak Ridge Small Cap Growth Fund
            , 2009
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Page 2

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents, and in certificates of the Acquiring Trust and the Acquired Trust, each dated as of the date hereof and attached hereto (the "Certificates"). Our opinion assumes (i) that all representations set forth in
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the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and the regulations,
                                                  ----
rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

     1. The transfer to the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation, except for (A) any gain or loss that may be recognized on the transfer of "section 1256 contracts" as defined in Section 1256(b) of the Code, (B) any gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code and (C) any other gain that may be

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Pioneer Small and Mid Cap Growth Fund
Pioneer Oak Ridge Small Cap Growth Fund
            , 2009
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Page 3

            required to be recognized as a result of the closing of the Acquired Fund's taxable year.

     3. The tax basis in the hands of the Acquiring Fund of the assets so transferred will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the transfer.

     4. The holding periods of the assets so transferred in the hands of the Acquiring Fund, other than assets, if any, with respect to which gain or loss is required to be recognized, will include in each instance the period during which the assets were held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

     5. No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

     6. No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Transaction.

     7. The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Transaction will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

     8. Each Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received in the Transaction will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

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Pioneer Small and Mid Cap Growth Fund
Pioneer Oak Ridge Small Cap Growth Fund
            , 2009
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Page 4

This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,



BINGHAM MCCUTCHEN LLP